Exhibit 10.1
LIFECORE BIOMEDICAL, INC.
FIRST AMENDMENT TO EQUITY INDUCEMENT PLAN
Effective Date April 11, 2025
In accordance with Section 14.2 of the Lifecore Biomedical, Inc. Equity Inducement Plan (the “Plan”), Section 5.1 of the Plan is hereby amended as follows as of the Effective Date:
5.1    Available Shares. The aggregate number of Shares reserved for Awards under the Plan shall be equal to 4,250,000 Shares, subject to adjustment pursuant to Section 10, all of which may be issued as ISOs. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
This First Amendment to the Plan (this “Amendment”) constitutes an integral part of the Plan. For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Plan, as the Plan shall be in effect as of the Effective Date after giving effect to this Amendment.
This Amendment is adopted pursuant to Section 14.2 of the Plan and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with all of the terms and provisions of the Plan. Except as expressly amended or waived by the terms of this Amendment, the terms and conditions of the Plan shall remain unamended and unwaived. The amendment set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be a waiver of, amendment or, consent to or modification of any other term or provision of the Plan or any other document or of any transaction or action on the part of the Company.